Exhibit No. 99.1

MATRIX SERVICE REPORTS FULLY DILUTED EARNINGS PER SHARE CLIMBS 136.8% IN FIRST QUARTER OF FISCAL 2004, ENDED AUGUST 31

First Quarter 2004 Highlights:

•	Revenue was $158.8 million, up 195.6% from the same quarter a year ago
•	Fully diluted EPS was $0.45 compared to $0.19 in the same quarter a year ago
•	Net income rose 145.2% to $3.9 million, compared to the first quarter a year ago

TULSA, OK – October 9, 2003 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company today reported total revenue for the first quarter ended August 31, 2003, rose 195.6% to $158.8 million compared to the $53.7 million recorded in the first quarter a year ago.

Net income for the first quarter of fiscal 2004 climbed 145.2% to $3.9 million, or $0.45 per fully diluted share, from $1.6 million, or $0.19 per fully diluted share, in the first quarter a year ago. Gross margins on a consolidated basis were 8.8% versus 12.0% reported for the first quarter a year ago.

Revenues for the Construction Services segment rose to $123.4 million in the first quarter of fiscal 2004 from $29.9 million in the first quarter of fiscal 2003. The increase was due to significantly higher construction work on the east coast primarily from the Hake Group of Companies, which was acquired by Matrix in March, and to continued growth in construction revenues from Matrix’s west coast operations, offset somewhat by declines in new tank construction and product sales. Construction Services’ gross margins were 8.7% in the first quarter versus 13.4% in the first quarter of fiscal 2003 due to the inclusion of lower margin Hake work in the mix of business including two large power projects and a Chapter 11 filing on September 30, 2003 by one of Hake’s customers, lower margins on new tank construction and lower volumes of product sales.

Revenues from Repair and Maintenance Services advanced 48.7% to $35.4 million in the quarter from $23.8 million in the first quarter of fiscal 2003. The increase of $11.6 million was due primarily to the inclusion of Hake’s repair and maintenance service activity and moderate growth in tank repair and maintenance work. Routine plant maintenance and turnaround activity, although up from last year’s very low level, remained soft. Gross margins were 9.0% in the quarter versus 10.5% in the first quarter a year ago, as a result of lower margin Hake repair and maintenance work and lower than expected routine plant maintenance and turnaround activities, which were insufficient to cover the higher fixed cost structure resulting from Matrix’s geographical expansion last year.

Brad Vetal, president and CEO of Matrix Service said, “The Company is reaping the benefits of the Hake acquisition which was consummated on March 7, 2003. The environment for capital work is very positive both for work under contract and bidding activity. The Construction Services’ backlog at the end of the quarter was $207 million. Repair and Maintenance Services remain soft although we are anticipating a pick-up by the middle of our fiscal year, particularly in turnaround work, which should have a positive impact on our gross margins.”

Vetal added, “Revenues exceeded our expectations due to higher costs on a major power project that was contracted on a cost plus fixed fee basis and the dissolution of a joint venture during the first quarter as the work being performed was included in consolidated revenues versus the unconsolidated joint venture.”

In commenting on the prospects for the rest of the year, Vetal said, “Although Matrix is anticipating record results for fiscal 2004, we are still concerned with the slow activity in repair and maintenance and the final outcome of our customer’s Chapter 11 filing. As a result, we are holding our earnings guidance for fiscal 2004 at a range of $1.50 to $1.65 per fully diluted share despite very strong earnings in the first quarter of fiscal 2004. Revenues are anticipated to be in a range of $525 to $550 million.”

In conjunction with the earnings release, Matrix Service will host a conference call with Brad Vetal, President and CEO, and Michael Hall, Vice President and Chief Financial Officer. The call will take place today at 11:00 am (EST)/10:00 am (CST) and will be simultaneously broadcast live over the Internet at www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Utah, South Carolina, Washington, and Delaware in the U.S. and Canada.

This release contains certain forward-looking statements including statements preceded or modified by the words “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission, many of which are beyond the control of the Company, and any one of which, or a combination of which, could materially affect the results of the Company’s operations.

For More Information:	Investors:
Michael J. Hall	Trúc N. Nguyen
Vice President Finance and CFO	VP, Investor Relations
Matrix Service Company	Stern & Co.
918/838-8822	212/888-0044
mhall@matrixservice.com	tnguyen@sternco.com

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Matrix Service Company

Segment Information

Matrix operates primarily in the United States and has operations in Canada. Prior to the acquisition of The Hake Group of Companies (“Hake”) in the 4th quarter of fiscal 2003, Matrix was organized into three reportable segments – Aboveground Storage Tank Services, Plant Services and Construction Services. As a result of the Hake acquisition, the structure of the Company’s internal organization changed in a manner that caused the Company’s reportable segments to change. Matrix now has two reportable segments – Construction Services and Repair & Maintenance Services. The corresponding items of segment information for earlier periods have been restated.

	Construction Services	Repair & Maintenance Services	Other	Combined Total
Three Months ended August 31, 2003	(in millions)

Consolidated revenues	$123.4	$35.4	$—	$158.8
Gross profit	10.7	3.2	—	13.9
Operating income	6.1	1.0	—	7.1
Income before income tax expense	5.7	.8	—	6.5
Net income	3.4	.5	—	3.9

Segment assets	83.7	36.0	82.3	202.0
Capital expenditures	.6	.7	—	1.3
Depreciation and amortization expense	.9	.7	—	1.6

Three Months ended August 31, 2002

Consolidated revenues	$29.9	$23.8	$—	$53.7
Gross profit	4.0	2.5	—	6.5
Operating income	1.7	.5	.2	2.4
Income before income tax expense	1.7	.7	.2	2.6
Net income	1.1	.4	.1	1.6

Segment assets	39.2	39.8	23.5	102.5
Capital expenditures	1.9	1.8	—	3.7
Depreciation and amortization expense	.7	.6	—	1.3

Matrix Service Company

Consolidated Statements of Income

(in thousands, except share and per share data)

	Three Months Ended August 31, (unaudited)
	2003	2002
Revenues	$158,762	$53,717
Cost of revenues	145,681	47,259
Net earnings of joint venture	857	—

Gross profit	13,938	6,458
Selling, general and administrative expenses	6,841	4,271
Restructuring, impairment and abandonment cost	(2)	(169)

Operating income	7,099	2,356

Other income (expense):
Interest expense	(672)	(94)
Interest income	11	8
Other	66	293

Income before income tax expense	6,504	2,563
Provision for federal, state and foreign income tax expense	2,639	987

Net income	$3,865	$1,576

Earnings per share of common stock:
Basic	$0.48	$0.20
Diluted	$0.45	$0.19

Weighted average number of common shares:
Basic	8,091,799	7,858,532
Diluted	8,664,920	8,251,207

Matrix Service Company

Consolidated Balance Sheets

(in thousands)

	August 31, 2003	May 31, 2003
ASSETS:	(unaudited)

Current assets:
Cash and cash equivalents	$647	$775
Accounts receivable, less allowances (August 31-$1,093; May 31-$900)	59,675	66,603
Costs and estimated earnings in excess of billings on uncompleted contracts	32,909	23,421
Inventories	3,050	2,850
Income tax receivable	—	2,309
Deferred income taxes	1,899	2,479
Prepaid expenses	2,614	2,997

Total current assets	100,794	101,434

Property, plant and equipment at cost:
Land and buildings	24,514	24,517
Construction equipment	29,615	28,768
Transportation equipment	11,393	11,260
Furniture and fixtures	6,010	6,142
Construction in progress	4,319	4,419

	75,851	75,106

Less accumulated depreciation	28,805	27,743

Net property, plant and equipment	47,046	47,363

Goodwill	51,276	51,292

Other assets	2,845	2,850

Total assets	$201,961	$202,939

Matrix Service Company

Consolidated Balance Sheets

(in thousands)

	August 31, 2003	May 31, 2003
	(unaudited)

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$38,930	$40,684
Billings on uncompleted contracts in excess of costs and estimated earnings	21,938	22,794
Joint venture	—	1,013
Accrued insurance	1,913	1,736
Income tax payable	1,430	1,570
Other accrued expenses	15,797	9,604
Current portion of long-term debt	4,414	4,892
Current portion of acquisition payable	974	854

Total current liabilities	85,396	83,147

Long-term debt	30,289	38,220
Acquisition Payable	7,671	7,682
Deferred income taxes	3,597	3,709

Stockholders’ equity:
Common stock	96	96
Additional paid-in capital	53,104	52,527
Retained earnings	30,169	26,304
Accumulated other comprehensive income	(542)	(567)

	82,827	78,360
Less: Treasury stock, at cost — August 31 — 1,477,360 and May 31 — 1,570,260	(7,819)	(8,179)

Total stockholders’ equity	75,008	70,181

Total liabilities and stockholders’ equity	$201,961	$202,939